UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2016

Birner Dental Management Services, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	000-23367 (Commission File Number)	84-1307044 (IRS Employer Identification No.)

1777 S. Harrison Street, Suite 1400, Denver, CO	80210
(Address of principal executive offices)	(Zip Code)

(303) 691-0680

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2016, Birner Dental Management Services, Inc. (the “Company”) received a letter from the staff of The Nasdaq Stock Market (“Nasdaq”) stating that Nasdaq has determined that the Company’s securities will be delisted from The Nasdaq Stock Market. The letter states that trading of the Company’s common stock will be suspended at the opening of business on May 26, 2016, and Nasdaq will file a Form 25-NSE with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

According to the letter, the delisting is a consequence of the Company’s failure to comply with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2,500,000. The Company was notified by Nasdaq on November 16, 2015 that it was not in compliance with Nasdaq Listing Rule 5550(b)(1). The Company submitted a plan to regain compliance in December 2015 and Nasdaq granted the Company until May 14, 2016 to regain compliance. The Company did not regain compliance by May 14, 2016.

The Company currently does not intend to appeal Nasdaq’s determination. The Company’s common stock may be immediately eligible to be quoted on the OTC Bulletin Board (the “OTCBB”) or in the “Pink Sheets.” To be quoted on the OTCBB or the Pink Sheets, a market maker must sponsor the security and comply with SEC Rule 15c2-11 before it can initiate a quote in a specific security. There can be no assurance that a market maker will apply to quote the Company’s common stock or that the Company’s common stock will become eligible for the OTCBB or the Pink Sheets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Birner Dental Management Services, Inc.

Date:	May 23, 2016	By:	/s/ Dennis N. Genty Dennis N. Genty Chief Financial Officer, Secretary and Treasurer